Exhibit 99.1

CoStar Group to Acquire STR, a Global Leader in Benchmarking & Analytics for the Hospitality Industry

Transaction Enables CoStar to Provide Comprehensive and Precise Data and Analytics on the $3 Trillion Hotel Commercial Real Estate Asset Class

CoStar’s Management to Hold Conference Call at 9:00 a.m. EDT today to discuss

Washington – October 1, 2019 – CoStar Group, Inc. (NASDAQ: CSGP) the leading provider of commercial real estate information, analytics and online marketplaces, announced today that it plans to acquire STR for $450 million in cash, subject to adjustments in the definitive agreements. The transaction is expected to close in the fourth quarter of 2019, subject to customary closing conditions.

STR was founded in 1985 as Smith Travel Research to provide performance benchmarking and comparative analytics to hotels. Over the past 34 years, STR has grown its data assets, product offerings and geographic reach to become the gold standard in the global hospitality industry for premium data analytics, performance benchmarking and market insights. Today, STR aggregates data from over 65,000 hotels worldwide, representing nearly nine million guest rooms in over 180 countries. The company’s flagship product - the STARreport – provides hotel brands, owners and management companies vital performance benchmark information with more than 1.2 million reports distributed each month. STR is headquartered in Hendersonville, Tennessee and has 370 employees in 15 countries.

“The STR team has built an extraordinary company that partners with the hotel industry to create benchmarks and analytics that are the primary tools hotel management and investors rely on to optimize and improve their assets,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “STR brings an unrivaled reputation within the global hospitality industry for their data integrity, reliability and strict confidentiality, and we look forward to continuing to build on these core values in the next chapter of STR’s growth.”

The value of the STR benchmarks extends well beyond optimizing hotel operations. Valued at over $3 trillion globally, hotels are a massive commercial real estate asset class. In the way that CoStar’s acquisition of Apartments.com enabled CoStar to extend valuable new services to investors and service providers in multifamily real estate, we believe that STR will complement CoStar’s existing offerings and empower CoStar to provide valuable new services to investors and service providers in the hospitality industry. CoStar currently provides basic building information on 80,000 hotels, 45,000 hotel sale comparables, and 4,500 hotels offered for sale. Among many other things, STR’s information provides aggregated anonymized information on occupancy rates, average room rates, and revenue per available room. We believe that the combination of the two companies’ offerings will allow us to create valuable new and improved tools for investors, lenders, and service providers for use in developing, financing, valuing, and selling hotel properties.

As we integrate the complementary capabilities of STR and CoStar, we plan to focus on a number of attractive growth areas.

Create Powerful Hotel Data and Analytics in CoStar Suite
We plan to integrate STR data with CoStar to create exciting new products that provide building data, income level and trend reports, sales comps, for sale information, etc. We believe this product will bring substantial benefits to customers, thereby enabling the sale of more CoStar subscriptions to investors, brokers, appraisers, lenders, and developers who can use the information to understand investments, assess potential new developments and support property purchase and sale decisions. There is a clear opportunity to utilize the CoStar sales force to reach thousands of additional potential clients.

Drive International Penetration
STR is currently selling to over 15,000 hotel customers outside of the United States, representing a small fraction of the over 350,000 international hotels. We believe the combined international presence of STR and CoStar will create opportunities for further penetration around the world.

Build and Sell New Products
STR primarily focuses on providing historical data around timely revenue and occupancy benchmarking. We perceive a growing demand from hotel clients for additional aggregated and anonymized bookings and revenue information, including robust forecasts. Our combined technology design and development capabilities is expected to accelerate these new product efforts, and bring them to market more broadly. In addition, CoStar plans to invest in and grow STR’s net operating income benchmarking and analytics products.

Expand Benchmarking to Other Areas
STR has exceptional expertise in all aspects of benchmarking, which we plan to extend to other commercial real estate segments within CoStar. Combining STR’s capabilities with the significant CoStar data assets will allow for the creation of new benchmark products for commercial leases and multifamily operating metrics that would be extremely valuable to owners, brokers, lenders, tenants, and property managers.

"We are very excited to become part of CoStar," said Amanda Hite, STR’s President and CEO. “CoStar brings leading technologies, analytics and sales capabilities that we believe will enable

STR to accelerate growth and increase the value and insights we provide to our hospitality clients. This combination also represents an outstanding career opportunity for all of our employees around the world.”

STR revenue for 2019 is expected to be approximately $64 million and EBITDA is estimated at approximately $16 million, for an EBITDA margin of 25%. CoStar expects that within the next three to four years, the investments in new products and growth focus of the combined businesses will generate annual revenue growth above 20%, approximately two times the current growth rate, and profit margins in line with CoStar’s long-term goal of 40% adjusted EBITDA margins by 2023.

Based on preliminary estimates and assuming a November 2019 close, the Company expects that STR will contribute between $3 - 4 million in revenue in the fourth quarter of 2019. Due to the impact of integration costs and purchase accounting adjustments for deferred revenue, we expect STR will be slightly dilutive on a non-GAAP net income per share basis in the fourth quarter of 2019.

The preceding forward-looking statements reflect CoStar Group’s expectations as of October 1, 2019. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, the exact timing of closing of the acquisition, or the exact amounts or timing of any investments related to the acquisition will occur. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income before (i) amortization of acquired intangible assets, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. The company assumes a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Conference Call

Management will conduct a conference call at 9:00 a.m. EDT on October 1, 2019 to discuss the acquisition and its impact on the Company’s outlook for 2019 and beyond. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. To join the conference call by telephone, please dial (800) 553-0358 (from the United States and Canada) or (612) 288-0337 (from all other countries) and conference code 472856 if needed. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 472856. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

Investor Contacts

Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
(202) 346-6394
rsimonelli@costar.com

About CoStar Group
CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with 5.8 million monthly unique visitors. Realla is the UK’s most comprehensive commercial property digital marketplace. Apartments.com, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. CoStar Group’s websites attracted an average of over 52 million unique monthly visitors in aggregate in the second quarter of 2019. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 3,900 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the possibility that the acquisition of STR does not close when expected or at all; the risk that the businesses of STR, and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not produce the expected benefits for STR’s and CoStar’s customers and users or result in further market penetration and accelerated STR growth as stated in this release; the risk that business disruption relating to the STR acquisition may be greater than expected; the risk that synergies from the acquisition of STR, including as a result of cross-selling and cost efficiencies, may not be as expected, may not be fully realized, may take longer to realize than expected; the risk that the acquisition and combination of services does not produce the expected results for CoStar or its customers and advertisers, including as stated in this release; the risk that STR revenues, EBITDA and EBITDA margins for 2019 will not be as stated in this press release; the risk that STR revenues and the impact on non-GAAP net income per share in the fourth quarter of 2019 will not be as stated in this release; the risk that expected investments in STR, or the timing of any such investments, may change or may not produce the expected results as stated in this release; the risk that the Company is unable to achieve its adjusted EBITDA margin goal as stated in this release; and the risk that the combination and integration of STR will disrupt CoStar Group's or STR’s operations or result in the loss of customers or key employees. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2018, and CoStar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.